Exhibit 4.5

Resolutions adopted by the ILOG S.A. shareholders
on September 21, 1999 relating to the grants of warrants

Authorization to issue warrants to subscribe for a total of 20,000 shares in the Company reserved for issuance to Messrs. Jean-François Abramatic, Pascal Brandys, Philippe Claude, Marc Fourrier and Fredric Harmon.

The Shareholders’ Meeting, satisfying quorum and majority rules for extraordinary meetings,

Having heard the Board of Directors’ Report and the Statutory Auditors’ Special Report,

Resolves to increase the share capital by a maximum nominal value of FF 80,000, in one or more issues, by the issuance of a maximum of 20,000 warrants giving right to subscribe for a maximum of 20,000 new ILOG shares of FF 4 nominal value each,

Resolves to waive the preferential subscription rights of the shareholders to the warrants and to reserve the right to subscribe for the warrants to Messrs. Jean-François Abramatic, Pascal Brandys, Philippe Claude, Marc Fourrier and Fredric Harmon.

Resolves that the issuance of the warrants entails the formal waiver by the shareholders of their preferential subscription rights to subscribe for the new shares to be issued upon the exercise of such warrants.

Resolves that the warrants shall be exercised within a 5 year-period following their issuance.

Resolves that the amount receivable by the Company for each share issued upon the exercise of the warrants, after deduction of the issuance price for warrants,

will be equal to the closing price for a share on the Nouveau Marché on the last trading day preceding the decision of the Board to grant these warrants.

Grants to the Board of Directors full powers, including the right to delegate the Chairman, to implement this authorization, including:

•	To determine the dates and terms of such issuance or issuances;

•	To set the price and the conditions of such issuance of warrants and shares to be issued upon exercise of the warrants within the limits laid down by this authorization;

•	To carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an operation mentioned in Articles 171 and seq. of the Decree of March 23, 1967;

•	To finalize the share capital increases resulting from the exercise of the warrants;

•	To modify the by-laws accordingly and more generally, to take all necessary measures.

Such authorization shall remain valid for a period of one year from the date of this Meeting of Shareholders.

4